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                                                                Exhibit 99.1

                         -- CIBER, INC. NEWS RELEASE --

For Immediate Release                                      Contact:
                                                           Kara Kennedy
                                                           Shareholder Relations
                                                           303/220-0100


                  CIBER ANNOUNCES PLAN TO RE-PURCHASE STOCK

    Englewood, Colorado -- June 22, 1999 -- CIBER, Inc. ("CIBER") (NYSE: CBR) announced today that the Company's Board of Directors has authorized the re-purchase of up to 10% of CIBER's outstanding common stock. The Company plans to immediately begin purchasing stock on the open market, through negotiated or block transactions, and could continue to do so from time to time based upon market and business conditions. In addition, the Board authorized management to commence a program to re-purchase shares to satisfy the needs of its various employee benefit plans on an ongoing basis. CIBER has approximately 59 million shares of common stock outstanding. J.P. Morgan will be the agent for this program.

    "We find ourselves at a cross-road where, albeit calendar 1999 has had slowing growth for CIBER and our industry sector, we have a high degree of confidence in CIBER's future and believe this expectation is not sufficiently reflected in our stock price," stated Mac Slingerlend, CIBER's CEO. "Re-purchasing shares allows us to demonstrate this confidence. We believe we can be the next $1 billion, global systems integrator. With the arrival of Paul Rudolph as COO, we further believe we can execute a more E-Business centric focus and leading-edge business model," Mr. Slingerlend continued.

    As a result of the re-purchase program, the previously announced business combinations of York Associates, Integration Software Consultants and Business Impact Systems, which were to be treated as poolings of interests, will now be treated as purchase transactions.

    CIBER, Inc. is a premier provider of system integration consulting services. Employing 6,700+ employees located in over 45 major cities in 25 states plus Canada, CIBER offers leveraged information technology integration solutions in five principal areas: management consulting, aligning business/IT solutions (including E-Business, data warehousing and middleware integration), enterprise applications solutions (EAS/ERP) implementation and outsourcing services, enterprise integration and network services consulting, and professional services.

    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Forward-looking statements involve risks and uncertainties that could cause actual results to vary materially from such statements. Please refer to discussions of certain of these risks and uncertainties in the Company's Annual Reports, 10-Ks, 10-Qs and other Securities and Exchange Commission filings.

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       CIBER, Inc., 5251 DTC Parkway, Suite 1400, Englewood, CO  80111
                           http://www.ciber.com